Exhibit 3.1

ARTICLES OF ASSOCIATION

CHAPTER I – DEFINITIONS AND INTERPRETATION

1	Definitions

1.1	In these articles of association the following words shall have the following meanings:

Annual Accounts: the Company’s annual accounts as referred to in Section 2:361 DCC;

Auditor: an auditor as referred to in Section 2:393 DCC, or an organization in which such auditors work together;

Board: the Company’s board of directors;

Board Regulations: the written rules and regulations adopted by the Board as referred to in article 21.4;

Chair & CEO: the Executive Director designated by the Board as chair and chief executive officer (CEO);

Chairman of the Board: the Non-Executive Director who serves as chairman of the Board as referred to under Dutch law;

Class A Share: an ordinary class A share in the Company’s share capital;

Class B Share: an ordinary class B share in the Company’s share capital;

Company: the Company to which these articles of association pertain;

Closing Date: the date on which the Company issues Class B Shares for the first time;

Conversion Date: the date that the Non-Executive Directors determine, in their sole discretion, that a Conversion Event has occurred, provided that the Conversion Date shall be no later than the date of such determination;

Conversion Event means the occurrence of:

(a)	any Transfer of a Class B Share that is not a Permitted Transfer;

(b)	the Final Conversion Event;

(c)	with respect to a Class B Share held by an Excluded Holder or such Excluded Holder’s Permitted Entity, the death or Disability of such Excluded Holder; or

(d)

with respect to a Class B Share held by a Permitted Entity or Permitted Transferee, an event as a consequence of which such Permitted Entity or Permitted Transferee ceases to be a Permitted Entity or Permitted Transferee (as applicable);

Conversion Request shall have the meaning given thereto in article 6A;

Conversion Share: an ordinary conversion share in the Company’s share capital;

Conversion Share Distribution: a distribution on each Conversion Share for an amount equal to one percent (1%) of the nominal value of Conversion Shares;

DCC: the Dutch Civil Code;

Director: an Executive Director or Non-Executive Director;

Disability or Disabled: the permanent and total disability such that an Excluded Holder is unable to engage in any substantial gainful activity by reason of any medically determinable mental impairment which can be expected to result in death or which has lasted or can be expected to last for a continuous period of not less than twelve (12) months as determined by a licensed medical practitioner. In the event of a dispute whether an Excluded Holder has suffered a Disability, no Disability of the Excluded Holder shall be deemed to have occurred unless and until an affirmative ruling regarding such Disability has been made by a court of competent jurisdiction, and such ruling has become final and non-appealable, whereby the start date of the Disability will be either the date of determination of the Disability by a licensed medical practitioner or the date the ruling by a court of competent jurisdiction has become final and non-appealable;

Excluded Holder: each of Enric Asunción Escorsa, born on the third day of April nineteen hundred eighty-five, and Eduard Castañeda, born on the twelfth day of August nineteen hundred eighty-five;

Executive Director: a member of the Board appointed as executive director;

Final Conversion Event: the conversion event occurring at the earliest of:

(a)

the date set by the Board that is no less than sixty-one (61) days and no more than one hundred eighty (180) days after the date on which the aggregate number of issued and outstanding Class B Shares held (jointly) by the Excluded Holders and their Permitted Entities represents less than twenty percent (20%) of the aggregate number of issued and outstanding Class B Shares held by the Initial Holders on the Closing Date; or

(b)	the date set by the meeting of holders of Class B Shares;

General Meeting: the corporate body of the Company consisting of Shareholders and all other Persons with Meeting Right or a meeting of Shareholders and other Persons with Meeting Right, as the case may be;

Group Company: a group company of the Company as referred to in Section 2:24b DCC;

in writing: by letter, by telecopier, by e-mail, or by a legible and reproducible message otherwise electronically sent, provided that the identity of the sender can be sufficiently established;

Initial Holder means, in relation to any Class B Share, the person or entity holding such Class B Share on the Closing Date;

Management Report: the Company’s management report as referred to in Section 2:391 DCC;

Meeting Right: the right, either in person or by proxy authorized in writing, to attend and address the General Meeting;

Non-Executive Director: a member of the Board appointed as non-executive director;

Permitted Entity: means any entity (including a corporation, (limited liability) company, partnership, foundation and trust) so long as an Excluded Holder has exclusive Voting Control with respect to the Class B Shares held by such entity;

Permitted Transfer means:

(a)	a Transfer between (i) Initial Holders, (ii) an Initial Holder and an Excluded Holder, and (iii) an Initial Holder and a Permitted Entity;

(b)	a Transfer between (i) Excluded Holders, and (ii) an Excluded Holder and a Permitted Entity;

(c)	a Transfer between Permitted Entities;

Permitted Transferee: a transferee of Class B Shares, or rights or interests therein, received in a Transfer that constitutes a Permitted Transfer;

Persons with Meeting Right: Shareholders, holders of a usufruct with Meeting Right and holders of a right of pledge with Meeting Right;

Persons with Voting Rights: Shareholders with voting rights, holders of a usufruct with voting rights and holders of a right of pledge with voting rights in the General Meeting;

Record Date: the twenty-eighth day prior to the date of a General Meeting, or such other day as prescribed by law;

Share: a share in the Company’s share capital, unless the contrary is expressed this shall include each Class A Share, each Class B Share and each Conversion Share;

Shareholder: a holder of one or more Shares;

Subsidiary: a subsidiary of the Company as referred to in Section 2:24a DCC;

Transfer: any sale, assignment, transfer under general or specific title, conveyance, grant of any form of security interest (other than as explicitly provided in this definition), or other transfer or disposition of a Class B Share or any legal or beneficial interest in such Class B Share, whether or not for value and whether voluntary or involuntary or by operation of law, whether directly or indirectly, including by merger, consolidation or otherwise. A “Transfer” shall also include, without limitation, the transfer of, or entering into a binding agreement with respect to, Voting Control over a Class B Share by proxy or otherwise; provided, however, that the following shall not be considered a “Transfer”:

(a)

the granting of a power of attorney (i) in connection with actions to be taken at a specific General Meeting, and/or (ii) pursuant to article 6A.1 (c), as well as the exercise of any such power of attorney by the respective attorney;

(b)

the creation of a right of pledge on Class B Shares that creates a mere security interest in such Class B Shares pursuant to a bona fide loan or indebtedness transaction so long as the holder of Class B Shares continues to exercise Voting Control over such pledged Class B Shares, provided, however, that an enforcement of a right of pledge on such Class B Shares or other similar action by the pledgee shall constitute a “Transfer” of a Class B Share;

(c)

the entering into of a voting trust, agreement or arrangement (with or without granting a proxy), or consummating the actions or transactions contemplated therein, between Initial Holders, Excluded Holders and/or Permitted Entities, that (i) is disclosed either in an applicable schedule filed with the United States securities and exchange commission or in writing to the Company, (ii) either has a term not exceeding one year or is terminable by the holder of Class B Shares at any time and (iii) does not involve any payment of cash, securities, property or other consideration to the holders of Class B Shares other than the mutual promise to vote shares in a designated manner;

(d)

the entering into of any agreement with respect to supporting or voting in favor of or tendering Shares with respect to any transaction proposed to be supported by the Company, or supporting the actions or transactions contemplated therein (including, without limitation, tendering Class B Shares or voting such shares in favor of such transaction or in opposition to other proposals that may be expected to delay or impair the ability to support such transaction), if the entry into such support or voting agreement is approved by the Board;

Transferor shall have the meaning given thereto in article 6B; and

Voting Control means with respect to a Class B Share, the power to vote or direct the voting of such Class B Share, including by proxy, voting agreement or otherwise.

2	Construction

2.1	References to articles shall be deemed to refer to articles of these articles of association, unless the contrary is apparent.

2.2	Any reference to a gender includes all genders.

CHAPTER II – NAME, CORPORATE SEAT AND OBJECTS

3	Name and corporate seat

3.1	The Company’s name is Wallbox N.V.

3.2	The corporate seat of the Company is in Amsterdam, the Netherlands.

4	Objects

The objects of the Company are:

(a)	to design, manufacture and distribute charging solutions for residential, business, and public use, and to provide installation services;

(b)	to incorporate, to participate in any way whatsoever in, to manage, to supervise businesses and companies;

(c)	to finance businesses and companies;

(d)

to borrow, to lend and to raise funds, including the issue of bonds, promissory notes or other securities or evidence of indebtedness as well as to enter into agreements in connection with aforementioned activities;

(e)	to render advice and services to businesses and companies with which the Company forms a group and to third parties;

(f)	to grant guarantees, to bind the Company and to pledge its assets for obligations of the Company, its group companies and/or third parties;

(g)	to acquire, alienate, manage and exploit registered property and items of property in general;

(h)	to trade in currencies, securities and items of property in general;

(i)	to develop and trade in patents, trade marks, licenses, know-how and other intellectual and industrial property rights; and

(j)	to perform any and all activities of an industrial, financial or commercial nature,

and to do all that is connected therewith or may be conducive thereto, all to be interpreted in the broadest sense.

CHAPTER III – SHARE CAPITAL

5	Authorized capital, share premium reserve

5.1	The authorized capital of the Company equals one hundred eight million two euro and sixteen eurocent (EUR 108,000,002.16).

5.2

The authorized capital of the Company is divided into four hundred million (400,000,000) Class A Shares, with a nominal value of twelve eurocent (EUR 0.12) each, fifty million (50,000,000) Class B Shares, with a nominal value of one euro and twenty eurocent (EUR 1.20) each, and two (2) Conversion Shares, with a nominal value of one euro and eight eurocent (EUR 1.08) each.

5.3

Upon the conversion of one or more Class B Shares into Class A Shares and Conversion Shares referred to in article 6, the authorized capital shall decrease with the number of Class B Shares so converted and shall increase with the number of Class A Shares and Conversion Shares into which such Class B Shares were converted.

5.4

Within eight days after a conversion of one or more Class B Shares into Class A Shares and Conversion Shares referred to in article 6, the Board shall (i) file a notification thereof with the Dutch trade register, which notification must at least include the authorized capital following the conversion, and (ii) register the conversion in the register of Shareholders as referred to in article 13.

5.5	No share certificates shall be issued.

5.6	The Company shall maintain a general share premium reserve for the benefit of the Shareholders.

6	Conversion of Shares

6.1

Each Class B Share can be converted into one Class A Share and one Conversion Share, subject to the provisions of this article 6. Class A Shares and Conversion Shares cannot be converted into other classes of Shares.

6A	Voluntary conversion of Class B Shares

6A.1

Each holder of one or more Class B Shares may request the conversion of all or part of his Class B Shares into Class A Shares and Conversion Shares in the ratio set out in article 6.1 by means of a written request addressed to the Board (Conversion Request). The Conversion Request must:

(a)	indicate the number of Class B Shares to which the Conversion Request pertains;

(b)

include a representation by the requesting Shareholder that no depositary receipts have been issued with respect to the Class B Shares to which the Conversion Request pertains nor that these Class B Shares are encumbered with any usufruct, right of pledge, attachment or other encumbrance;

(c)

provide for an irrevocable and unconditional power of attorney from the requesting Shareholder to the Company, with full power of substitution and governed by Dutch law, to perform the acts described in article 6A.2 on behalf of such Shareholder.

6A.2	Subject to article 6A.3:

(a)

upon receipt of a Conversion Request satisfactory to the Board, the Board shall, as soon as reasonably possible, resolve to convert the number of Class B Shares to which the Conversion Request pertains into Class A Shares and Conversion Shares in the ratio set out in article 6.1; and

(b)

promptly following such conversion, the requesting Shareholder shall be obliged to offer and transfer the Conversion Shares to the Company for no consideration and the Company shall accept such Conversion Shares.

6A.3

To the extent the Company would not be permitted under applicable law to acquire Conversion Shares in accordance with article 6A.2 paragraph (b), the Board shall, as soon as reasonably possible, convene a General Meeting in accordance with article 35, at which meeting it shall be proposed to the General Meeting to cancel such number of Shares (held in treasury) to allow again for the acquisition of Conversion Shares as referred to in article 6A.2 paragraph (b).

6B	Mandatory conversion of Class B Shares

6B.1

A Class B Share shall automatically convert into Class A Shares and Conversion Shares in the ratio set out in article 6.1 upon the occurrence of a Conversion Event in respect of such Class B Share, subject to the provisions of this article 6B and with effect as of the Conversion Date. Upon the occurrence of a Conversion Event, the Shareholder concerned shall be obliged to notify the Board thereof by means of a written notice addressed to the Board.

6B.2

If at any time a Conversion Share is held by anyone other than the Company, such holder of Conversion Shares (Transferor) shall be obliged to offer and transfer such Conversion Shares to the Company unencumbered (without any usufruct, right of pledge, attachment or other encumbrance and without depositary receipts issued for such Conversion Shares) and for no consideration. If and for as long as the Transferor fails to offer and transfer the relevant Conversion Shares to the Company, the voting rights, Meeting Right and rights to receive distributions attached to the relevant Conversion Shares are suspended.

6B.3	If the Transferor fails to offer and transfer the relevant Conversion Shares to the Company within:

(a)	sixty (60) days after the Conversion Date for Conversion Shares acquired as a result of a Conversion Event (c); or

(b)	thirty (30) days after the Conversion Date for Conversion Shares acquired as a result of a Conversion Event other than (c),

the Company is irrevocably empowered and authorized to offer and transfer the relevant Conversion Shares to the Company until such transaction occurs.

6B.4

The Board may, from time to time, establish such policies and procedures relating to the general administration of the share capital structure as it may deem necessary or advisable, and may request that holders of Class B Shares furnish affidavits or other proof to the Board as it deems necessary to verify the legal and beneficial ownership of Class B Shares, and to confirm that a Conversion Event has not occurred.

6B.5

To the extent the Company would not be permitted under applicable law to acquire Conversion Shares in accordance with article 6B.2, the Board shall convene a General Meeting in accordance with article 35, at which meeting it shall be proposed to the General Meeting to cancel such number of Shares (held in treasury) to allow again for the acquisition of Conversion Shares as referred to in article 6B.2.

7	Issuance of Shares

7.1

Shares shall be issued pursuant to a resolution of the Board if the Board has been designated thereto by the General Meeting for a specific period and with due observance of applicable statutory provisions. Such designation by the General Meeting must state the number of Shares that may be issued.

The designation may be extended by specific consecutive periods with due observance of applicable statutory provisions. Unless otherwise stipulated at its grant, the designation may not be withdrawn.

7.2

If and insofar as the Board is not designated by the General Meeting, Shares shall be issued pursuant to a resolution of the General Meeting. The General Meeting shall, in addition to the Board, remain authorized to issue Shares if such is specifically stipulated in the resolution authorizing the Board to issue Shares as described in article 7.1.

7.3

The articles 7.1 and 7.2 shall apply by analogy to the granting of rights to subscribe for Shares, but shall not apply to an issue of Shares to a person exercising a previously granted right to subscribe for Shares.

7.4	A resolution of the General Meeting as referred to in this article 7 can only be adopted at the proposal of the Board.

7.5

If the resolution of the General Meeting to issue Shares or to designate the authority to issue Shares to the Board as referred to in article 7.1 is detrimental to the rights of holders of a specific class of Shares, the validity of such resolution of the General Meeting requires a prior or simultaneous approval by the group of holders of such class of Shares.

8	Pre-emptive rights

8.1

Each Shareholder shall have a pre-emptive right on any issuance of Class A Shares and Class B Shares in proportion to the aggregate amount of its Class A Shares and Class B Shares. No pre-emptive rights shall apply in respect of any issuance of Conversion Shares.

8.2	This pre-emptive right on any issuance of Class A Shares and Class B Shares does not apply to:

(a)	Shares issued to employees of the Company or a Group Company;

(b)	Shares that are issued against payment other than in cash; and

(c)	Shares issued to a person exercising a previously granted right to subscribe for Shares.

8.3

Pre-emptive rights may be limited or excluded by a resolution of the General Meeting. Pre-emptive rights may also be limited or excluded by a resolution of the Board if the Board has been designated thereto by the General Meeting for a specific period and with due observance of applicable statutory provisions, and the Board has also been designated to issue Shares in accordance with article 7.1. The designation may be extended by specific consecutive periods with due observance of applicable statutory provisions. Unless otherwise stipulated at its grant, the designation may not be withdrawn.

8.4

A resolution of the General Meeting to limit or exclude pre-emptive rights and a resolution to designate the Board thereto, can only be adopted at the proposal of the Board and shall require a majority of at least two-thirds of the votes cast if less than half of the issued capital of the Company is represented at the General Meeting.

8.5	When adopting a resolution to issue Shares, the General Meeting or the Board shall determine how and during which period these pre-emptive rights may be exercised, subject to Section 2:96a DCC.

8.6	Article 8 shall apply by analogy to the granting of rights to subscribe for Shares.

9	Payment on Shares

9.1	Shares may only be issued against payment in full of the amount at which such Shares are issued and with due observance of the provisions of the Sections 2:80, 2:80a and 2:80b DCC.

9.2

Payment on Shares must be made in cash if no alternative contribution has been agreed. Payment other than in cash must be made in accordance with the provisions in Section 2:94b DCC. Payment in a currency other than euro may only be made with the consent of the Company and with due observance of the provisions of Section 2:93a DCC.

9.3

Shares issued to (i) current or former employees of the Company or a Group Company, (ii) current or former Directors under an equity compensation plan of the Company and (iii) holders of a right to subscribe for Shares granted in accordance with article 7.3 may be paid-up at the expense of the reserves of the Company, notwithstanding the provisions of article 34.

9.4	The Board may perform legal acts as referred to in Section 2:94 DCC without the prior approval of the General Meeting.

CHAPTER IV – OWN SHARES AND CAPITAL REDUCTION

10	Share repurchase and disposal of shares

10.1	The Company may repurchase fully paid-up Shares:

(a)	for no consideration; or

(b)

against consideration if and insofar as the Board has been authorized thereto by the General Meeting for a specific period and with due observance of applicable statutory provisions. The General Meeting shall determine in its authorization how many Shares the Company may repurchase, in what manner and at what price range.

10.2

The authorization by the General Meeting is not required if the Company repurchases fully paid-up Shares for the purpose of transferring these Shares to employees of the Company or a Group Company under any applicable equity compensation plan, provided that those Shares are quoted on an official list of a stock exchange.

10.3	Any disposal of Shares by the Company shall require a resolution of the Board. Such resolution shall also stipulate any conditions of the disposal.

11	Capital reduction

11.1

The General Meeting may only at the proposal of the Board resolve to reduce the Company’s issued capital by (i) reducing the nominal value of Shares through amendment of these articles of association or (ii) cancelling Shares held by the Company itself.

11.2

A resolution of the General Meeting to reduce the Company’s issued capital, shall require a majority of at least two-thirds of the votes cast if less than half of the issued capital of the Company is represented at the General Meeting.

11.3

If the resolution of the General Meeting to reduce the Company’s issued capital by reducing the nominal value of Shares through amendment of these articles of association, as referred to above, is detrimental to the rights of holders of a specific class of Shares, the validity of such resolution of the General Meeting requires a prior or simultaneous approval by the group of holders of such class of Shares.

CHAPTER V – TRANSFER OF SHARES

12	Transfer of shares

12.1

The transfer of Shares shall require a deed executed for that purpose and, save in the event the Company itself is a party to such legal act, written acknowledgement by the Company of the transfer. Service of notice of such deed to the Company or of a true copy or extract of such deed will be the equivalent of such acknowledgement.

12.2

Article 12.1 shall apply mutatis mutandis to the creation of a right of pledge or usufruct on a Share, provided that a right of pledge may also be created without acknowledgement by or service of notice upon the Company, in which case Section 3:239 DCC applies and the acknowledgement by or service of notice upon the Company shall replace the announcement as referred to in Section 3:239(3) DCC.

12.3

If and as long as one or more Class A Shares are admitted to trading on the New York Stock Exchange, or if it may reasonably be expected that one or more Class A Shares shall shortly be admitted to trading on the New York Stock Exchange, the Board may resolve that the laws of the State of New York, United States of America, shall apply to the property law aspects of the Class A Shares, as a result of which the articles 12.1 and 12.2 shall not apply to the Class A Shares. Such resolution and the revocation thereof shall be made available for inspection on the Company’s website and at the Dutch trade register.

The property law aspects of the Class A Shares (including the legal rules on ownership, legal title and transfer) in book-entry form, as included in the part of the register of shareholders kept by the relevant transfer agent, shall be governed by the laws of the State of New York, United States of America, in accordance with the applicable law on International Private laws as referred to in Title 10 of Book 10 DCC (Boek 10 Internationaal privaatrecht), especially Section 10:141 DCC.

CHAPTER VI – SHAREHOLDERS’ REGISTER AND LIMITED RIGHTS TO SHARES

13	Shareholders’ register

13.1

The Board must keep a shareholders’ register; the Board may appoint a registrar to keep the register on its behalf. The register must be regularly updated. The shareholders’ register may be kept in several copies and in several places. Part of the register may be kept outside the Netherlands to comply with applicable local law or pursuant to stock exchange rules.

13.2

Each Shareholder’s name, address and further information as required by law or considered appropriate by the Board are recorded in the shareholders’ register. Shareholders shall provide the Board with the necessary particulars in a timely fashion. Any consequences of not, or incorrectly, notifying such particulars will be the responsibility of the Shareholder concerned.

13.3

If a Shareholder so requests, the Board shall provide the Shareholder, free of charge, with written evidence of the information in the shareholders’ register concerning the Shares registered in the Shareholder’s name.

13.4

The articles 13.2 and 13.3 shall apply by analogy to holders of a usufruct or right of pledge on one or more Shares, with the exception of a holder of a right of pledge created without acknowledgement by or service of notice upon the Company.

14	Right of pledge on Shares

14.1	Class A Shares and Class B Shares can be pledged. Conversion Shares cannot be pledged.

14.2

Subject to article 12.3 (if applicable), if a Share is encumbered with a right of pledge, the voting rights attached to that Share shall vest in the Shareholder, unless at the creation of the right of pledge the voting rights were granted to the pledgee. A pledgee with voting rights shall have Meeting Right.

14.3	A Shareholder who as a result of a right of pledge does not have voting rights, shall have Meeting Right. A pledgee without voting rights shall not have Meeting Right.

15	Usufruct on Shares

15.1

Subject to article 12.3 (if applicable), if a usufruct is created on a Share, the voting rights attached to that Share shall vest in the Shareholder, unless at the creation of the usufruct the voting rights were granted to the usufructuary. A usufructuary with voting rights shall have Meeting Right.

15.2	A Shareholder who as a result of a usufruct does not have voting rights, shall have Meeting Right. A usufructuary without voting rights shall not have Meeting Right.

16	Depositary receipts

The Company shall not cooperate with the issuance of depositary receipts for Shares.

CHAPTER VII – MANAGEMENT AND SUPERVISION

17	Board: composition, appointment, suspension and dismissal

17.1

The Company shall be managed by the Board. The Board shall consist of one or more Executive Directors and one or more Non-Executive Directors. The number of Executive Directors and the number of Non-Executive Directors shall be determined by the Board. Only individuals may be Directors.

17.2

The Executive Directors and Non-Executive Directors shall be appointed as such by the General Meeting at the nomination of the Board. A nomination by the Board shall state whether a person is nominated for appointment as Executive Director or Non-Executive Director.

17.3

A Director shall be appointed for a term of approximately one year, which term of office shall lapse immediately after the close of the annual General Meeting held in the year after his appointment. A Director may be reappointed with due observance of the preceding sentence. At the proposal of the Board, the General Meeting may resolve to deviate from the term of office of approximately one year. A Non-Executive Director may be in office for a period not exceeding twelve (12) years, which period may or may not be interrupted, unless at the proposal of the Board the General Meeting resolves otherwise.

17.4

The General Meeting may at all times suspend or dismiss any Director. A resolution of the General Meeting to suspend or dismiss a Director other than at the proposal of the Board requires a two-thirds majority of the votes cast, representing more than one half of the issued capital of the Company. The Board may at all times suspend an Executive Director.

17.5

A suspension may be extended one or more times but may not last longer than three (3) months in aggregate. If at the end of that period, no decision has been taken on termination of the suspension or on dismissal, the suspension shall end. A suspension can be terminated by the General Meeting at any time.

18	Board: vacancy or inability

18.1

If the seat of an Executive Director is vacant or upon the inability of an Executive Director, the remaining Executive Directors shall temporarily be entrusted with the executive management of the Company, provided that the Board may provide for a temporary replacement. If the seats of all Executive Directors are vacant or upon the inability of all Executive Directors, the executive management of the Company shall temporarily be entrusted to the Non-Executive Directors, provided that the Board may provide for one or more temporary replacements.

18.2

If the seat of a Non-Executive Director is vacant or upon inability of a Non-Executive Director, the remaining Non-Executive Directors shall temporarily be entrusted with the performance of the duties and the exercise of the authorities of that Non-Executive Director, provided that the Board may provide for a temporary replacement. If the seats of all Non-Executive Directors are vacant or upon inability of all Non-Executive Directors, the General Meeting shall be authorized to temporarily entrust the performance of the duties and the exercise of the authorities of the Non-Executive Directors to one or more other individuals.

18.3	A Director shall in any event be unable to act within the meaning of the articles 18.1 and 18.2:

(a)	during the period for which the Director has claimed inability in writing;

(b)	during the Director’s suspension; or

(c)

during periods when the Company has not been able to contact the Director (including as a result of illness), provided that such period lasted longer than five consecutive days (or such other period as reasonably determined by the Board).

19	Board: Chairman of the Board, Chair & CEO and other titles

19.1	The Board may grant titles to Directors.

19.2

The Board shall designate a Non-Executive Director as Chairman of the Board. The Board may designate a Non-Executive Director as vice-chairman. If the Chairman of the Board is absent or unable to act, a vice-chairman, or another Non-Executive Director designated by the Board, is entrusted with the duties of the Chairman of the Board.

19.3	The Board shall designate an Executive Director as Chair & CEO.

20	Board: remuneration

20.1	The Company has a policy in respect of the remuneration of Executive Directors and Non-Executive Directors. The remuneration policy is adopted by the General Meeting at the proposal of the Board.

20.2

The remuneration of the Executive Directors shall be determined by the Board with observance of the remuneration policy adopted by the General Meeting. The Executive Directors shall not participate in the deliberations and decision-making regarding the determination of the remuneration of the Executive Directors.

20.3	The remuneration of the Non-Executive Directors shall be determined by the Board with observance of the remuneration policy adopted by the General Meeting.

20.4

A proposal with respect to remuneration schemes in the form of Shares or rights to subscribe for Shares shall be submitted by the Board to the General Meeting for its approval. Such proposal shall state at least the maximum number of Shares or rights to subscribe for Shares that may be granted to Directors and the criteria for making or amending such grants.

21	Board: tasks and duties

21.1

The Board shall be entrusted with the management of the Company and shall for such purpose have all the powers within the limits of the law that are not granted by these articles of association to others. In the performance of their tasks, the Directors shall be guided by the interests of the Company and the enterprise connected with it.

21.2

The Executive Directors are primarily responsible for all day-to-day operations of the Company. The Non-Executive Directors supervise (i) the Executive Directors’ policy and performance of duties and (ii) the Company’s general affairs and its business, and render advice and direction to the Executive Directors. The Executive Directors shall timely provide the Non-Executive Directors with the information they need to carry out their duties.

21.3	The Directors furthermore perform any duties allocated to them under or pursuant to the law or these articles of association.

21.4

With due observance of these articles of association, the Board shall adopt Board Regulations dealing with its internal organization, the manner in which decisions are taken, any quorum requirements, the composition, duties and organization of committees and any other matters concerning the Board, the Executive Directors, the Non-Executive Directors and committees established by the Board.

21.5

The Board may allocate its duties and powers among the Directors pursuant to the Board Regulations or otherwise in writing, provided that the following duties and powers may not be allocated to the Executive Directors:

(a)	supervising the performance of the Executive Directors;

(b)	making a nomination for the appointment of Directors pursuant to article 17.2;

(c)	determining an Executive Director’s remuneration pursuant to article 20.2; and

(d)	instructing an auditor pursuant to article 33.1.

21.6

Without prejudice to any other provisions of these articles of association, the Board shall require the approval of the General Meeting for resolutions regarding a significant change in the identity or nature of the Company or the enterprise connected with it, including in any event:

(a)	the transfer of the business enterprise, or practically the entire business enterprise, to a third party;

(b)

concluding or cancelling any long-lasting cooperation of the Company or a Subsidiary with any other legal person or company or as a fully-liable general partner in a partnership, provided that such cooperation or cancellation thereof is of material significance to the Company; and

(c)

acquiring or disposing of a participating interest in the share capital of a company with a value of at least one-third of the Company’s assets, as shown in the consolidated balance sheet with explanatory notes thereto according to the last adopted Annual Accounts, by the Company or a Subsidiary.

22	Board: decision-making

22.1

Resolutions of the Board shall be adopted by a simple majority of the votes cast, unless the Board Regulations provide for a qualified majority. Each Director shall have one vote. If there is a tie vote, the proposal shall be rejected.

22.2	At a meeting of the Board, a Director may only be represented by another Director holding a proxy in writing.

22.3

Meetings of the Board may be held by means of an assembly of Directors in person or by telephone, video conference or any other means of electronic communication, provided that all Directors participating in such meeting are able to communicate with each other simultaneously. Participation in a meeting held in any of the foregoing ways shall constitute presence at such meeting.

22.4

A document stating that one or more resolutions have been adopted by the Board and signed by the Chairman of the Board or by the chairperson and secretary of the particular meeting constitutes valid proof of those resolutions.

22.5

The Board may also adopt resolutions outside of a meeting, provided that such resolutions are recorded in writing or otherwise and that none of the Directors entitled to vote objects to this manner of decision-making.

22.6

A Director shall not participate in deliberations and the decision-making process in the event of a direct or indirect personal conflict of interest between that Director and the Company and the enterprise connected with it. If the Board is unable to adopt a resolution as a result of all Directors being unable to participate in the deliberations and decision-making process due to such a conflict of interest, the decision shall nevertheless be taken by the Board, but the Board shall record in writing the reasons for the resolution.

22.7

The Board may determine pursuant to the Board Regulations or otherwise in writing that one or more Directors can lawfully adopt resolutions concerning matters belonging to their duties within the meaning of Section 2:129a(3) DCC.

23	Board: indemnification

23.1

The Company shall indemnify each current or former Director in any anticipated or pending action, suit, proceeding or investigation for any claim against that Director that such Director may derive from exercising his respective duties as a Director for any and all:

(a)

costs and expenses, including but not limited to substantiated attorneys’ fees, reasonably incurred in relation to that Director’s defences in the relevant action, suit, proceeding or investigation or a settlement thereof;

(b)	liabilities, losses, damages, fines, penalties and other claims and/or financial effects of judgements against that Director, excluding any reputational damages and (other) immaterial damages; and

(c)

payments by that Director and/or any other financial effects resulting from a settlement of such action, suit, proceeding or investigation, excluding any reputational damages and (other) immaterial damages, subject to prior written approval of such settlement by the Company (such approval not to be unreasonably withheld), provided he acted in good faith and in a manner he reasonably believed to be in, or not opposed to, the best interests of the Company or out of his mandate, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

23.2

Any indemnification by the Company referred to in article 23.1 shall be made only upon a determination by the Board that indemnification of the Director is proper under the circumstances because he had met the applicable standard of conduct set forth in article 23.1.

23.3

Indemnified amounts referred to in article 23.1 under (a) until (c) inclusive may be paid by the Company in advance of the final disposition of the relevant anticipated or pending action, suit or proceeding against that Director, upon a resolution of the Board with respect to the specific case.

23.4	A Director, current or former, shall not be entitled to any indemnification as mentioned in this article 23, if and to the extent:

(a)

a competent court, a judicial tribunal or, in case of an arbitration, an arbitrator or arbitral panel has established by final judgement that is not open to challenge or appeal, that the acts or omissions of the current or former Director can be considered intentional, willfully reckless or seriously culpable, unless this would in the given circumstances be unacceptable according to the standards of reasonableness and fairness;

(b)	the costs or the decrease in assets of the current or former Director are/is covered by an insurance and the insurer started payment of the costs or the decrease in assets; or

(c)	the Company and/or a company in the group brought the procedure in question up before the relevant court, judicial tribunal or, in case of an arbitration, arbitrator or arbitral panel,

in which event he shall immediately repay any amount paid to him (in advance, as the case may be) by the Company under this article 23.

24	Representation

24.1	The Company shall be represented by the Board. Any Executive Director shall also be authorized to represent the Company.

24.2

The Board may appoint officers with general or limited power to represent the Company. Each officer shall be competent to represent the Company, subject to the restrictions imposed on him. The Board shall determine each officer’s title. Such officers may be registered with the Dutch trade register, indicating the scope of their power to represent the Company.

CHAPTER VIII – GENERAL MEETING AND CLASS MEETINGS

25	General Meeting

25.1	General Meetings can be held in Amsterdam or Haarlemmermeer (including Schiphol Airport).

25.2	The annual General Meeting shall be held each year within six months after the end of the Company’s financial year.

25.3	Other General Meetings shall be held as often as the Board or the Chair & CEO deems necessary.

26	General Meeting: convocation

26.1	General Meetings are convened by the Board or the Chair & CEO.

26.2

One or more Shareholders and/or other Persons with Meeting Right who individually or jointly represent at least the part of the Company’s issued capital prescribed by law for this purpose, may request the Board in writing to convene a General Meeting setting out in detail the matters to be discussed. If the Board has not taken the steps necessary to ensure that the General Meeting could be held within the relevant statutory period after the request, the requesting Shareholders and/or other Persons with Meeting Right may at their request be authorized by the preliminary relief judge of the district court to convene a General Meeting.

27	General Meeting: notice and agenda

27.1	The notice of a General Meeting shall be given by the Board by means of an announcement with due observance of the statutory notice period and in accordance with the law.

27.2

The notice of a General Meeting shall state the items to be dealt with, the items to be discussed and which items to be voted on, the place and time of the meeting, the procedure for participating at the meeting whether or not by written proxy-holder, the address of the website of the Company and, if applicable, the procedure for participating at the meeting and exercising one’s right to vote by electronic means of communication as referred to in article 28.4, with due observance of the relevant provisions of the law.

27.3	The notice of a General Meeting shall also state the Record Date and the manner in which the Persons with Meeting Right may procure their registration and exercise their rights.

27.4

A subject for discussion which has been requested in writing by one or more Shareholders and/or other Persons with Meeting Right who individually or jointly represent at least the part of the Company’s issued capital prescribed by law for this purpose, shall be included in the notice of the General Meeting or shall be notified in the same manner as the other subjects for discussion, provided the Company has received the request (including the reasons for such request) not later than sixty days before the day of the meeting. Such written requests must comply with the conditions stipulated by the Board as posted on the Company’s website.

28	General Meeting: admittance

28.1

Those Persons with Meeting Right and those Persons with Voting Rights who are listed on the Record Date for a General Meeting as such in a register designated for that purpose by the Board, are deemed Persons with Meeting Right or Persons with Voting Rights, respectively, for that General Meeting, regardless of who is entitled to the Shares at the date of the General Meeting.

28.2

In order for a person to be able to exercise Meeting Right and the right to vote in a General Meeting, that person must notify the Company in writing of his intention to do so no later than on the date and in the manner mentioned in the notice convening the General Meeting.

28.3

The Board may determine in the notice of a General Meeting that any vote cast prior to the meeting by means of electronic communication or by means of a letter, shall be deemed to be a vote cast in the meeting. Such a vote may not be cast prior to the Record Date for the General Meeting.

28.4

The Board may determine that each Person with Meeting Right has the right, in person or represented by a written proxy, to take part in, address and, to the extent applicable, to vote at the General Meeting by means of electronic communication, provided that such person can be identified via the same electronic means and is able to directly observe the proceedings and, to the extent applicable, to vote at the meeting. The Board may attach conditions to the use of the electronic communication, provided that these conditions are reasonable and necessary for the identification of the Person with Meeting Right and for the reliability and security of the communication. The conditions must be included in the notice of a General Meeting and be published on the Company’s website.

28.5	The Directors are authorized to attend the General Meeting and shall, as such, have an advisory vote at the General Meeting.

28.6	The chairperson of the General Meeting decides on all matters relating to admission to the General Meeting. The chairperson of the General Meeting may admit third parties to the General Meeting.

28.7

The Company may direct that any person, before being admitted to a General Meeting, identifies himself by means of a valid passport or other means of identification and/or should be submitted to such security arrangements as the Company may consider to be appropriate under the given circumstances.

28.8	The General Meeting may be conducted in Dutch or English as determined by the chairperson of the General Meeting.

29	General Meeting: chairperson, secretary and minutes

29.1

The General Meeting shall be presided over by the Chairman of the Board or another Director designated for that purpose by the Board. If the Chairman of the Board is not present at the meeting and no other Director has been designated by the Board to preside over the General Meeting, the General Meeting itself shall appoint a chairperson.

29.2	The chairperson of the General Meeting shall appoint a secretary of the General Meeting.

29.3

Minutes of the proceedings at a General Meeting shall be kept by the secretary, unless a notarial record of the General Meeting is prepared at the request of the Board. The minutes shall be adopted by the chairperson and the secretary of the General Meeting and shall be signed by them as evidence thereof. A document stating that one or more resolutions have been adopted by the General Meeting and signed by the chairperson and secretary of the particular meeting constitutes valid proof of those resolutions.

30	General Meeting: decision-making

30.1

Each Class A Share confers the right to cast one vote at the General Meeting and each Class B Share confers the right to cast ten votes at the General Meeting. If and to the extent voting rights are not suspended, each Conversion Share confers the right to cast nine votes at the General Meeting.

30.2	To the extent the law or these articles of association do not require a qualified majority, all resolutions of the General Meeting shall be adopted by a simple majority of the votes cast.

30.3	The chairperson of the General Meeting shall decide on the method of voting.

30.4	Abstentions, blank votes and invalid votes shall not be counted as votes.

30.5	The ruling by the chairperson of the General Meeting on the outcome of a vote shall be decisive.

30.6	All disputes concerning voting for which neither the law nor these articles of association provide a solution are decided by the chairperson of the General Meeting.

30.7

No votes may be cast at the General Meeting for a Share held by the Company or a Subsidiary, nor for any Share for which the Company or a Subsidiary holds the depositary receipts. The Company or a Subsidiary may not cast a vote in respect of a Share on which it holds a right of pledge or a usufruct. However, holders of a right of pledge or a usufruct on Shares held by the Company or a Subsidiary are not excluded from voting, if the right of pledge or the usufruct was created before the Share belonged to the Company or a Subsidiary.

30.8

When determining how many votes are cast by Shareholders, how many Shareholders are present or represented, or which part of the Company’s issued capital is represented at the General Meeting, no account shall be taken of Shares for which, pursuant to the law or these articles of association, no vote can be cast.

31	Class meetings

31.1

The provisions of these articles of association with respect to General Meetings, save for article 25.2, shall apply mutatis mutandis to a meeting of holders of Class A Shares and other persons entitled to attend such meeting.

31.2

The provisions of these articles of association with respect to General Meetings, save for article 25.2 and article 28.5, shall apply mutatis mutandis to a meeting of holders of Class B Shares or a meeting of holders of Conversion Shares (as applicable) and other persons entitled to attend such meeting, provided that the applicable meeting shall appoint its own chairman, and furthermore provided that for as long as Class B Shares or Conversion Shares (as applicable) are not admitted to listing and trading on a stock exchange with the cooperation of the Company:

(a)

notice of a meeting as referred to in this article shall be given no later than on the fifteenth day before the date of the meeting and the convocation notice shall be sent to the addresses as included in the shareholders’ register;

(b)

resolutions may be adopted in writing without holding a meeting as referred to in this article, provided such resolutions are adopted by the unanimous vote of all holders of Class B Shares entitled to vote or Conversion Shares entitled to vote (as applicable); and

(c)

valid resolutions may be adopted if the formalities for convening and holding of meetings as referred to in this article have not been complied with, if adopted by unanimous vote in a meeting at which all issued and outstanding Class B Shares or Conversion Shares (as applicable) are represented.

CHAPTER IX – FINANCIAL YEAR, ANNUAL ACCOUNTS AND AUDITOR

32	Financial year and annual accounts

32.1	The Company’s financial year shall be the calendar year.

32.2

Annually, within the term set by law, the Board shall prepare the Annual Accounts. The Annual Accounts must be accompanied by an auditor’s statement as referred to in article 33.3, the Management Report, and the additional information to the extent that this information is required.

32.3	The Annual Accounts shall be signed by the Directors; if one or more of their signatures is lacking, this shall be stated, giving the reasons therefor.

32.4	The Annual Accounts shall be adopted by the General Meeting.

33	Auditor

33.1

The General Meeting shall instruct an Auditor to audit the Annual Accounts. If the General Meeting fails to issue the instructions to an Auditor, the Board shall be authorized to do so. The Executive Directors shall not participate in the deliberations and decision-making regarding instructing an Auditor to audit the Annual Accounts.

33.2

The instructions issued to the Auditor may only be revoked by the General Meeting and, if the Board issued the instructions, by the Board, for valid reasons and in accordance with Section 2:393(2) DCC.

33.3	The Auditor shall report the findings of the audit to the Board and present the results of the audit in a statement on the true and fair view provided by the Annual Accounts.

CHAPTER X – RESULT AND DISTRIBUTIONS

34	Profits and distributions

34.1	Distribution of profits shall be made after adoption of the Annual Accounts from which it appears that the same is permitted.

34.2	Distributions may be made only to the extent the Company’s equity exceeds the sum of its paid up and called up part of its issued capital and the reserves which must be maintained pursuant to the law.

34.3

The Board may determine which part of the profits shall be reserved, with due observance of the Company’s policy on reserves and dividends. The Company may have a policy on reserves and dividends to be determined and amended by the Board.

34.4

The General Meeting may resolve to distribute any part of the profits remaining after reservation in accordance with article 34.3. If the General Meeting does not resolve to distribute these profits in whole or in part, such profits (or any profits remaining after distribution) shall also be reserved.

34.5	The General Meeting may only resolve to distribute to the Shareholders a dividend in kind or in the form of Shares at the proposal of the Board.

34.6	The Board, or the General Meeting at the proposal of the Board, may resolve to make distributions from the share premium reserve or other distributable reserves maintained by the Company.

34.7

The Board may resolve to make interim distributions on Shares, provided that an interim statement of assets and liabilities drawn up in accordance with the statutory requirements shows that the requirement of article 34.2 has been fulfilled, and with observance of (other) applicable statutory provisions.

34.8

The Board, or the General Meeting at the proposal of the Board, may resolve that a distribution on Shares shall not be paid in whole or in part in cash but in kind or in the form of Shares, or decide that Shareholders shall be given the option to receive the distribution in cash or in kind and/or in the form of Shares (and with due observance of articles 7 and 8), and may determine the conditions under which such option can be given to the Shareholders.

34.9	In calculating the amount of any distribution on Shares, Shares held by the Company shall be disregarded, unless such Shares are encumbered with a usufruct or right of pledge.

34.10

Any and all distributions on the Class A Shares and Class B Shares shall be made in such a way that on each Class A Share and Class B Share an equal amount or value will be distributed, provided that and with observance of the following order of priority:

(a)	in the event of a distribution of profits in respect of a financial year, the Conversion Share Distribution shall first be distributed on each issued and outstanding Conversion Share; and

(b)	following the Conversion Share Distribution, no further distribution shall be made on Conversion Shares in respect of such financial year.

35	Notices and payments

35.1	The date on which dividends and other distributions shall be made payable shall be announced in accordance with the law and published on the Company’s website.

35.2	Distributions shall be payable on the date determined by the Board.

35.3

The persons entitled to a distribution shall be the relevant Shareholders, holders of a usufruct on Shares and holders of a right of pledge on Shares, at a date to be determined by the Board for that purpose. This date shall not be earlier than the date on which the distribution was announced.

35.4	Distributions which have not been claimed upon the expiry of five years and one day after the date when they became payable will be forfeited to the Company and will be carried to the reserves.

35.5	The Board may determine that distributions on Shares will be made payable either in euro or in another currency.

CHAPTER XI – AMENDMENT OF THE ARTICLES OF ASSOCIATION, DISSOLUTION AND LIQUIDATION

36	Amendment of the articles of association

36.1	The General Meeting may resolve to amend these articles of association at the proposal of the Board.

36.2

If a proposal to amend these articles of association is to be submitted to the General Meeting, the notice of such meeting must state so and a copy of the proposal, including the verbatim text thereof, shall be deposited and kept available at the Company’s office for inspection by, and must be made available free of charge to, Shareholders and other Persons with Meeting Right, until the conclusion of the meeting. An amendment of these articles of association shall be laid down in a notarial deed.

37	Dissolution and liquidation

37.1	The General Meeting may resolve to dissolve the Company at the proposal of the Board.

37.2

If the Company is dissolved pursuant to a resolution of the General Meeting, the Directors shall become liquidators of the dissolved Company’s property. The General Meeting may decide to appoint other persons as liquidators.

37.3	During liquidation, to the extent possible these articles of association shall continue to apply.

37.4	The balance remaining after payment of the debts of the dissolved Company shall be transferred to the Shareholders as follows and in the following order of priority:

(a)	an amount equal to the nominal value of Conversion Shares shall first be transferred on each Conversion Share to the holders of the Conversion Shares; and

(b)	the balance remaining thereafter shall be transferred pro rata in proportion to the number of Class A Shares and Class B Shares held by each Shareholder.

38	Federal forum provision

The sole and exclusive forum for any complaint asserting a cause of action arising under the United States Securities Act of 1933, as amended, to the fullest extent permitted by applicable law, shall be the federal district courts of the United States of America. This shall not apply to causes of action arising under the United States Securities Exchange Act of 1934, as amended.

39	First financial year

The first financial year of the Company shall end on the thirty-first day of December two thousand twenty-one. This article and its heading shall cease to exist after the end of the first financial year.

40	Transitory provisions authorized capital

40.1

The provisions of articles 5.1 and 5.2 shall only come into effect if and when Shares are issued to parties holding shares in Wall Box Chargers, S.L. prior to the Closing Date (Authorized Capital Condition Precedent), which shall be evidenced by the filing by the Company with the Dutch trade register that states that the Authorized Capital Condition Precedent has been fulfilled.

40.2	Upon these articles of association taking effect and prior to the fulfilment of the Authorized Capital Condition Precedent, the articles 5.1 and 5.2 shall read as follows:

“5.1	The authorized capital of the Company equals sixty thousand one hundred twenty-two euro and sixteen eurocent (EUR 60,122.16).

5.2

The authorized capital of the Company is divided into five hundred thousand (500,000) Class A Shares, with a nominal value of twelve eurocent (EUR 0.12) each, one hundred (100) Class B Shares, with a nominal value of one euro and twenty eurocent (EUR 1.20) each, and two (2) Conversion Shares, with a nominal value of one euro and eight eurocent (EUR 1.08) each.”.

40.3	This article and its heading shall cease to exist upon the fulfilment of the Authorized Capital Condition Precedent.

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